Exhibit 4C
Federal Signal Corporation
Supplemental Agreement
     This Supplemental Agreement (herein, the “Agreement”) is entered into as of September 6, 2007, by and among Federal Signal Corporation, a Delaware corporation (the “Borrower”), Federal Signal Europe B.V. y CIA, S.C., a Spanish company “sociedad colectiva” incorporated under the laws of Spain and domiciled in Calle Doctor Ferran 7, Vilassar de Dalt (Barcelona) Postal Code 08339 and registered with the Barcelona Commercial Registry under Volume 39272 Folio 109 Page B-343809, First Entry, with Tax ID Number C-64402126 and duly represented by its legal Representative Mr. Jose Maria Paso Luna (the “Alternative Currency Borrower”), Bank of Montreal Ireland p.l.c. (the “Alternative Currency Lender”), BMO Capital Markets Financing, Inc., a Delaware corporation, as Swing Line Lender under the Credit Agreement hereinafter identified and defined, and Bank of Montreal, acting as administrative agent hereunder for the Lenders hereinafter identified and defined (Bank of Montreal, acting as such administrative agent and any successor or successors to Bank of Montreal acting in such capacity being hereinafter referred to as the “Agent”).
Preliminary Statements
     A. The Borrower is a party to a Second Amended and Restated Credit Agreement dated as of April 25, 2007, among the Borrower, the several Guarantors from time to time party hereto, the several financial institutions from time to time party thereto, as Banks, the Swing Line Lender and the Agent (such Credit Agreement, as the same may be amended, modified or supplemented from time to time, is referred to herein as the “Credit Agreement”).
     B. Concurrently herewith the Borrower, the Agent, the Alternative Currency Borrower and the Swing Line Lender are entering into a Designation of Alternative Currency Borrower of even date herewith (such Designation of Alternative Currency Borrower, as the same may be amended, modified or supplemented from time to time, is referred to herein as the “Designation Agreement”) pursuant to which, among other things, the Alternative Currency Borrower has become a party to the Credit Agreement for the purpose of obtaining Swing Loans under the Swing Line.
     C. The parties hereto are entering into this Agreement to provide for the Alternative Currency Lender to become a Designated Alternative Currency Lender under the Credit Agreement for the purpose of making Swing Loans denominated in Euros to the Alternative Currency Borrower under the Credit Agreement.
      Now, Therefore , for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the satisfaction of the conditions precedent set forth in Section 4 below, the parties hereto agree as follows:

Section 1. Agreements.
     Section 1.1. Swing Loans. The parties hereto agree that from and after the effective date of this Agreement the Alternative Currency Lender shall be a Designated Alternative Currency Lender under the Credit Agreement for the purpose of making Swing Loans denominated in Euros to the Alternative Currency Borrower under the Credit Agreement. The Alternative Currency Lender shall have all of the rights and obligations of a Designated Alternative Currency Lender under the Credit Documents. The Alternative Currency Lender agrees to make Swing Loans denominated in Euros to the Alternative Currency Borrower, subject to the terms and conditions set forth in the Credit Agreement and this Agreement.
     Section 1.2. Applicable Interest Rate. Each Swing Loan made or maintained by the Alternative Currency Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Swing Loan is advanced or continued until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus EURIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period. The Alternative Currency Lender shall determine each interest rate applicable to the Swing Loans made by it hereunder, and a reasonable determination thereof by the Alternative Currency Lender shall be conclusive and binding except in the case of manifest error or willful misconduct.
     Section 1.3. Minimum Borrowing Amount. Each Swing Loan made hereunder shall be in an amount not less than €500,000 and in integral multiples of €250,000.
     Section 1.4. Manner of Borrowing and Designating Interest Rates. (a) Notice to the Agent. The Alternative Currency Borrower shall give notice to the Agent by no later than 11:00 a.m. (Chicago time) (i) at least four (4) Business Days before the date on which the Alternative Currency Borrower requests the Alternative Currency Lender to advance a Swing Loan. After a Swing Loan is made hereunder, the Alternative Currency Borrower may from time to time elect, on the last day of the Interest Period applicable thereto, to continue part or all of such Swing Loan for an Interest Period or Interest Periods specified by the Alternative Currency Borrower. The Alternative Currency Borrower shall give all such notices requesting the advance or continuation of a Swing Loan hereunder to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Swing Loan for an additional Interest Period must be given by no later than 11:00 a.m. (Chicago time) at least four (4) Business Days before the date of the requested continuation. All such notices concerning the advance or continuation of a Swing Loan shall specify the date of the requested advance or continuation (which shall be a Business Day), the amount of the requested Swing Loan to be advanced or continued and the Interest Period applicable thereto. The Alternative Currency Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon.
     (b) Notice to the Alternative Currency Lender. The Agent shall give telephonic or telecopy notice to the Alternative Currency Lender of any notice from the Alternative Currency Borrower received pursuant to Section 1.4(a) above within one Business Day of the Agent’s receipt of such notice from the Alternative Currency Borrower. The Alternative Currency Lender shall notify the Agent, and thereafter the Agent shall give notice to the Alternative Currency Borrower, by like means of the interest rate applicable to each Swing Loan made hereunder.
     (c) Alternative Currency Borrower’s Failure to Notify. Any outstanding Swing Loans made hereunder shall automatically be continued for an additional Interest Period of one month duration on the last day of its then current Interest Period unless the Alternative Currency Borrower notifies the Agent within the period required by Section 1.9(a) that it intends to prepay such Swing Loan.
     (d) Disbursement of Loans. Not later than 12:00 Noon (Dublin time) on the date of any requested advance of a new Swing Loan under this Agreement, subject to Section 7 of the Credit Agreement, the Alternative Currency Lender shall make available to the Alternative Currency Borrower the requested Swing Loan in funds immediately available at the principal office of the Alternative Currency Lender in Dublin, Ireland.
     Section 1.5. Default Rate Notwithstanding anything to the contrary contained in Section 1.2 hereof, at the direction of the Required Banks while any Event of Default exists or (unless and until rescinded by the Required Banks) after acceleration, the Alternative Currency Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Swing Loans made under this Agreement (computed on the basis of a year of 360 days and actual days elapsed), at a rate per annum equal to the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin plus the EURIBOR from time to time in effect; provided, however, that in the absence of acceleration or any other Event of Default pursuant to Section 9.1(a) of the Credit Agreement, any adjustments pursuant to this Section 1.5 shall be made at the election of the Required Banks with written notice to the Alternative Currency Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.
     Section 1.6. Note for Loans. (a) The Swing Loans made to the Alternative Currency Borrower by the Alternative Currency Lender shall be evidenced by a single promissory note of the Alternative Currency Borrower issued to the Alternative Currency Lender in the form of Exhibit A hereto. Such promissory note is hereinafter referred to as the “Swing Note.”
     (c) The Alternative Currency Lender shall record on its books and records or on a schedule to its Swing Note the amount of each Loan advanced or continued by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, and the

Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of the Alternative Currency Lender or on a schedule to its Swing Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of the Alternative Currency Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Alternative Currency Borrower to repay all Swing Loans made to it hereunder together with accrued interest thereon. At the request of the Alternative Currency Lender and upon the Alternative Currency Lender tendering to the Alternative Currency Borrower the Swing Note to be replaced, the Alternative Currency Borrower shall furnish a new Swing Note to the Alternative Currency Lender to replace any outstanding Swing Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, Swing Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.
     Section 1.7. Interest Periods. As provided in Section 1.4(a) hereof, at the time of each request to advance or continue any Swing Loan, the Alternative Currency Borrower shall select an Interest Period applicable to such Loan from among the available options. The term “Interest Period” means the period commencing on the date a Swing Loan is advanced or continued and ending 1, 2, 3 or 6 months thereafter; provided, however, that:
     (a) the Alternative Currency Borrower may not select an Interest Period that extends beyond the Termination Date;
     (b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Swing Loan to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
     (c) for purposes of determining an Interest Period for a Swing Loan, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
     Section 1.8. Maturity of Loans. Each Swing Loan shall mature and become due and payable by the Alternative Currency Borrower on the Termination Date.
     Section 1.9. Prepayments. (a) Optional. The Alternative Currency Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) in an amount not less than €250,000, and (ii) in an amount such that the minimum amount required for a Swing Loan pursuant to Section 1.3 hereof remains outstanding) any Swing Loans upon four (4) Business Days’ prior notice to the Agent, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment and any compensation required by Section 1.10 hereof. The Agent will promptly advise the Alternative Currency Lender of any such prepayment notice it receives from the Alternative Currency Borrower. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of the Credit Agreement and this Agreement, be borrowed, repaid and borrowed again.
     (b) Mandatory. (i) If on the last day of any month or on any other date specified by the Agent the sum of the aggregate Original Dollar Amount of all Swing Loans then outstanding shall exceed $35,000,000, the Alternative Currency Borrower shall within two Business Days prepay the Swing Loans outstanding hereunder by the amount, if any, necessary to eliminate such excess.
     (ii) The Swing Loans made hereunder are subject to mandatory prepayment on the terms set forth in Section 2.3 of the Credit Agreement.
     Section 1.10. Funding Indemnity. If the Alternative Currency Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Alternative Currency Lender to fund or maintain any Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Alternative Currency Lender, but in any event excluding any loss of profit) as a result of:
     (a) any payment, prepayment or conversion of a Swing Loan on a date other than the last day of its Interest Period,
     (b) any failure (because of a failure to meet the conditions of Section 7 of the Credit Agreement or otherwise) by the Alternative Currency Borrower to borrow or continue a Swing Loan on the date specified in a notice given pursuant to Section 1.4(a) or established pursuant to Section 1.4(c) hereof,
     (c) any failure by the Alternative Currency Borrower to make any payment of principal on any Swing Loan when due (whether by acceleration or otherwise), or
     (d) any acceleration of the maturity of a Swing Loan as a result of the occurrence of any Event of Default under the Credit Agreement, then, upon the demand of the Alternative Currency Lender, the Alternative Currency Borrower shall pay to the Alternative Currency Lender such amount as will reimburse the Alternative Currency Lender for such loss, cost or expense. If the Alternative Currency Lender makes such a claim for compensation, it shall provide to the Alternative Currency Borrower, with a copy to the Agent, a certificate executed by an officer of the Alternative Currency Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent demonstrable error.

     Section 1.11. Place and Application of Payments. All payments of principal of and interest on the Swing Loans and of all other amounts payable by the Alternative Currency Borrower under this Agreement and the Credit Agreement, shall be made by the Alternative Currency Borrower to the Alternative Currency Lender by no later than 1:00 p.m. (Dublin time) on the due date thereof at the principal office of the Alternative Currency Lender in Dublin, Ireland (or such other location in Dublin, Ireland as the Alternative Currency Lender may designate to the Alternative Currency Borrower). Any payments received after such time shall be deemed to have been received by the Alternative Currency Lender on the next Business Day. All such payments shall be made in Euros in such funds then customary for the settlement of international transactions in such currency, in each case without set-off or counterclaim.
     Section 1.12. Change of Law. Notwithstanding any other provisions of this Agreement or the Swing Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for the Alternative Currency Lender to make or continue to maintain Swing Loans or to perform its obligations as contemplated hereby, the Alternative Currency Lender shall promptly give notice thereof to the Alternative Currency Borrower and the Alternative Currency Lender’s obligations to make or maintain Swing Loans under this Agreement shall terminate. To the extent required by such change, the Alternative Currency Borrower shall prepay on demand the outstanding principal amount of any such affected Swing Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Swing Loan.
     Section 1.13. Increased Cost and Reduced Return (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Alternative Currency Lender with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:
     (i) shall subject the Alternative Currency Lender to any tax, duty or other charge with respect to Swing Loans, Swing Notes or any thereof, or shall change the basis of taxation of payments to the Alternative Currency Lender of the principal of or interest on such Swing Loans or any other amounts due under this Agreement in respect of such Swing Loans or its obligation to make Swing Loans (except for changes in the rate of tax on the overall net income or profits of the Alternative Currency Lender imposed by the jurisdiction in which the Alternative Currency Lender is incorporated, or in which its principal executive office is located); or
     (ii) shall impose, modify or deem applicable any reserve (including any liquidity reserve), special deposit or similar requirement (including, without limitation, any such requirement imposed by any Regulatory Authority irrespective of whether or not such requirements have the force of law) against assets of, deposits with or for the account of, or credit extended by, the Alternative Currency Lender or shall impose on the Alternative Currency Lender or on the interbank market any other condition affecting Swing Loans, Swing Notes or its obligation to make Swing Loans;

and the result of any of the foregoing is to increase the cost to the Alternative Currency Lender of making or maintaining any Swing Loan, or to reduce the amount of any sum received or receivable by the Alternative Currency Lender under this Agreement or under Swing Notes with respect thereto, by an amount deemed by the Alternative Currency Lender to be material, then, within fifteen (15) days after demand by the Alternative Currency Lender (with a copy to the Agent), the Alternative Currency Borrower shall be obligated to pay to the Alternative Currency Lender such additional amount or amounts as will compensate the Alternative Currency Lender for such increased cost or reduction; provided, however, that the Alternative Currency Lender shall promptly notify the Alternative Currency Borrower of an event which might cause it to seek compensation, and the Alternative Currency Borrower shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof the Alternative Currency Lender is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Alternative Currency Borrower to the Alternative Currency Lender hereunder, the Alternative Currency Lender shall refund such amount or amounts to Alternative Currency Borrower without interest.
     (b) If the Alternative Currency Lender shall have determined that the adoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the requirements of any Regulatory Authority, or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Alternative Currency Lender with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Alternative Currency Lender’s capital, or on the capital of any corporation controlling the Alternative Currency Lender, as a consequence of its obligations hereunder to a level below that which the Alternative Currency Lender could have achieved but for such adoption, change or compliance (taking into consideration the Alternative Currency Lender’s policies with respect to capital adequacy) by an amount deemed by the Alternative Currency Lender to be material, then from time to time, within fifteen (15) days after demand by the Alternative Currency Lender (with a copy to the Agent), the Alternative Currency Borrower shall pay to the Alternative Currency Lender such additional amount or amounts as will compensate the Alternative Currency Lender for such reduction; provided, however, that the Alternative Currency Lender shall promptly notify the Alternative Currency Borrower of an event which might cause it to seek compensation, and the Alternative Currency Borrower shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given.
     (c) If the Alternative Currency Lender determines to seek compensation under this Section 1.13 it shall notify the Alternative Currency Borrower and the Agent of the circumstances that entitle the Alternative Currency Lender to such compensation pursuant to this Section 1.13. A certificate of the Alternative Currency Lender claiming compensation under this

Section 1.13 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, the Alternative Currency Lender may use any reasonable averaging and attribution methods.
     Section 1.14. Discretion of Alternative Currency Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, the Alternative Currency Lender shall be entitled to fund and maintain its funding of all or any part of its Swing Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Alternative Currency Lender had actually funded and maintained each Swing Loan through the purchase of deposits in the eurocurrency interbank market having a maturity corresponding to such Swing Loan’s Interest Period and bearing an interest rate equal to EURIBOR for such Interest Period.
     Section 1.15. Withholding Taxes Payments Free of Withholding. Except as otherwise required by law, each payment by the Alternative Currency Borrower and the Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or the Alternative Currency Borrower is domiciled, any jurisdiction from which the Borrower or the Alternative Currency Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or the Alternative Currency Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Alternative Currency Lender and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Alternative Currency Lender or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, or the Alternative Currency Lender pays any amount in respect of any such taxes, penalties or interest the Borrower or the Alternative Currency Borrower shall reimburse the Agent, or the Alternative Currency Lender, as the case may be, for that payment on demand in the currency in which such payment was made. If the Borrower or the Alternative Currency Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Alternative Currency Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If the Alternative Currency Lender or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower or the Alternative Currency Borrower and evidenced by such a tax receipt, the Alternative Currency Lender or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower or the Alternative Currency Borrower as applicable, such amount as the Alternative Currency Lender or Agent determines is attributable to such deduction or withholding and which will leave the Alternative Currency Lender or Agent (after such payment) in no better or worse position than it would have been in if the Borrower or the Alternative Currency Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of the Alternative Currency Lender and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige the Alternative Currency Lender or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.
     Section 1.16. Appointment of Agent for Alternative Currency Borrower. The Alternative Currency Borrower hereby irrevocably appoints the Borrower as its agent (the “Alternative Currency Borrower’s Agent”) under the Credit Documents, to make requests on the Alternative Currency Borrower’s behalf for Swing Loans and to take any other action contemplated under the Credit Documents. The Alternative Currency Lender and the Agent shall be entitled to conclusively presume that any action by the Alternative Currency Borrower’s Agent under the Credit Documents is taken on behalf of the Alternative Currency Borrower whether or not the Alternative Currency Borrower’s Agent so indicates.
Section 2. Definitions.
     Section 2.1. Certain Defined Terms. The following terms when used herein have the following meanings:
     “Business Day” means any day other than a Saturday or Sunday on which the Alternative Currency Lender is not authorized or required to close in Dublin, Ireland, and, when used with respect to Swing Loans, a day on which the Alternative Currency Lender and foreign exchange markets are open for business in the city where disbursements of or payments on a Swing Loan are to be made.
     “EURIBOR” means, for any Interest Period, (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Euros for a period equal to such Interest Period, which appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m. (Brussels time) on the day that is two TARGET Settlement Days before the commencement of such Interest Period, and (ii) if EURIBOR cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest l/100th of 1%) at which deposits in Euros in immediately available funds are offered to the Alternative Currency Lender at 11:00 a.m. (Brussels time) two Business Days before the beginning of such Interest Period by 3 or more prime banks in the Euro-zone interbank market selected by the Alternative Currency Lender for a period equal to such Interest Period and in an amount equal or comparable to the applicable Swing Loan scheduled to be outstanding from the Alternative Currency Lender during such Interest Period.
     “Regulatory Authority” means and includes (whether having a distinct legal personality or not) any supra-national, national or local government authority, central bank, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant including, without limitation, the Irish Financial Services Regulatory Authority, the Irish Revenue Commissioners, the European Central Bank, the European Union or any federation, community, association or organisation of which Ireland shall be a member.

     “TARGET Settlement Date” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.
     Section 2.1. Other Defined Terms. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.
Section 3. The Guarantee
     Section 3.1. The Guarantee. To induce the Alternative Currency Lender to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Alternative Currency Lender’s agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Borrower hereby unconditionally and irrevocably guarantees jointly and severally to the Agent, on behalf of and for the benefit of the Alternative Currency Lender, the due and punctual payment of all present and future indebtedness of the Alternative Currency Borrower evidenced by or arising out of this Agreement and the other Credit Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Swing Note and the due and punctual payment of all other obligations now or hereafter owed by the Alternative Currency Borrower under the Credit Documents, as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Alternative Currency Borrower punctually to pay any indebtedness or other obligations guaranteed hereby, the Borrower hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Alternative Currency Borrower.
     Section 3.2. Guarantee Unconditional. The obligations of the Borrower as a guarantor under this Section 3 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Alternative Currency Borrower or of any other guarantor under this Agreement or any other Credit Document or by operation of law or otherwise;
     (b) any modification or amendment of or supplement to this Agreement or any other Credit Document;
     (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Alternative Currency Borrower, the Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Alternative Currency Borrower or of any other guarantor contained in any Credit Document;
     (d) the existence of any claim, set-off or other rights which the Borrower may have at any time against the Agent, any Bank, the Alternative Currency Lender or any other Person, whether or not arising in connection herewith;

     (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Alternative Currency Borrower, any other guarantor or any other Person or Property;
     (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Alternative Currency Borrower, regardless of what obligations of the Alternative Currency Borrower remain unpaid;
     (g) any invalidity or unenforceability relating to or against the Alternative Currency Borrower, the Borrower or any other guarantor for any reason of this Agreement or of any other Credit Document or any provision of applicable law or regulation purporting to prohibit the payment by the Alternative Currency Borrower, the Borrower or any other guarantor of the principal of or interest on any Note or any other amount payable by it under the Credit Documents; or
     (h) any other act or omission to act or delay of any kind by the Agent, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Borrower under this Section 3.
     Section 3.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Borrower’s obligations under this Section 3 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Alternative Currency Borrower under this Agreement and all other Credit Documents shall have been paid in full. If at any time any payment of the principal of or interest on the Swing Note or any other amount payable by the Alternative Currency Borrower under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Alternative Currency Borrower, the Borrower or of a Guarantor, or otherwise, the Borrower’s obligations under this Section 3 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
     Section 3.4. Waivers (a) General. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, the Alternative Currency Lender or any other Person against the Alternative Currency Borrower, the Borrower, another Guarantor or any other Person.
     (b) Subrogation and Contribution. Unless and until the Obligations and all of the Alternative Currency Borrower’s indebtedness, obligations and liabilities under the Credit Documents have been fully paid and satisfied and the Commitments have terminated, the Borrower hereby irrevocably waives any claim or other right it may now or hereafter acquire against the Alternative Currency Borrower or any other Guarantor that arises from the existence, payment, performance or enforcement of such Guarantor’s obligations under any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Agent, any Bank, the Alternative Currency Lender or any other holder of an Obligation or of the Alternative Currency Borrower’s indebtedness, obligations and liabilities under the Credit Documents against the Alternative Currency Borrower, the Borrower or any other Guarantor whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Alternative Currency Borrower or any other Guarantor directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other right.
     Section 3.5. Limit on Recovery. Notwithstanding any other provision hereof, the right to recovery of the holders of the Alternative Currency Borrower’s indebtedness, obligations and liabilities under the Credit Documents against the Borrower under this Section 3 shall not exceed $1.00 less than the amount which would render the Borrower’s obligations under this Section 3 void or voidable under applicable law, including without limitation fraudulent conveyance law.
     Section 3.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by Alternative Currency Borrower’s indebtedness, obligations and liabilities under the Credit Documents under this Agreement or any other Credit Document is stayed upon the insolvency, bankruptcy or reorganization of Alternative Currency Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Credit Documents shall nonetheless be payable by the Borrower hereunder forthwith on demand by the Agent made at the request of the Alternative Currency Lender.
     Section 3.7. Benefit to Guarantors. The Alternative Currency Borrower and the Borrower are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Alternative Currency Borrower and the Borrower has a direct impact on the success of each other. The Borrower will derive substantial direct and indirect benefit from the extension of credit hereunder.
Section 4. Conditions Precedent.
     The effectiveness of this Agreement is subject to the satisfaction of all of the following conditions precedent:
     4.1. The Borrower, the Alternative Currency Borrower, the Alternative Currency Lender, the Swing Line Lender and the Agent shall have executed and delivered this Agreement.
     4.2. The Guarantors shall have executed and delivered the Acknowledgment and Consent set forth below.
     4.3. The Agent shall have received a duly executed Designation of Alternative Currency Borrower among the Alternative Currency Borrower, the Agent and the Swing Line Lender.
     4.4. The Agent shall have received for the Alternative Currency Lender a duly executed Swing Note of the Alternative Currency Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.6(a) hereof.

     4.5. The Agent shall have received copies of the organizational documents, and all amendments thereto, of the Alternative Currency Borrower, certified as complete by an authorized representative of the Alternative Currency Borrower.
     4.6. The Agent shall have received good standing certificates (or the equivalent) for the Alternative Currency Borrower issued by the appropriate governmental agency in the jurisdiction of the Alternative Currency Borrower’s organization.
     4.7. The Agent shall have received good standing certificates (or the equivalent) for the Borrower.
     4.8. The Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that since April 25, 2007, there have been no changes to its Articles of Incorporation or by-laws, such certificate to be in form and substance satisfactory to the Agent, the Alternative Currency Lender and their respective counsel.
     4.9. The Agent shall have received, addressed to the Alternative Currency Lender, one original of the favorable written opinion of Jennifer L. Sherman, in-house general counsel to the Borrower, covering the Borrower and in form and substance satisfactory to the Agent and the Alternative Currency Lender (copies of which will be provided by the Agent to the Alternative Currency Lender).
     4.10. The Agent shall have received, addressed to the Alternative Currency Lender, one original of the favorable written opinion of Baker & McKenzie, counsel to the Alternative Currency Borrower, covering the Alternative Currency Borrower and in form and substance satisfactory to the Agent and the Alternative Currency Lender (copies of which will be provided by the Agent to the Alternative Currency Lender).
     4.11. Legal matters incident to the execution and delivery of this Agreement and the other instruments and documents contemplated hereby shall be satisfactory to the Administrative Agent and its counsel and the Alternative Currency Lender and its counsel.
     4.12. The Agent shall have received a copy of a first amendment to the Credit Agreement duly executed by the Borrower, the Guarantors, the Required Banks and the Swing Line Lender.
     4.13. No Default or Event of Default shall have occurred and be continuing.
Section 5. Miscellaneous.
     Section 5.1. Non-Business Day. If any payment of principal or interest on any Swing Loan shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Swing Loan for the period prior to maturity shall continue to accrue on such Swing Loan from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

     Section 5.2. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 1.10 and Section 5.8 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.
     Section 5.3. Notices. All notices under this Agreement shall be given in the manner specified in Section 13.8 of the Credit Agreement. Notices hereunder shall be addressed:

to the Alternative Currency Borrower at:		to the Alternative Currency Lender at:

Federal Signal Europe B.V. Y CIA, S.C.		Bank of Montreal Ireland p.l.c.
Calle Doctor Ferran 7		6th Floor, 2 Harbourmaster Place
08339 Vilassar de Dalt (Barcelona) Spain		IFSC, Dublin 1, Ireland
Attention:	Chief Financial Officer	Attention:	Finbarr Farrell
Telephone:		Telephone:	353 1 614 7800
Telecopy:		Telecopy:	353 1 614 7819
     Section 5.4. Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.
     Section 5.5. Successors and Assigns. This Agreement shall be binding upon the Alternative Currency Borrower, the Borrower and their respective successors and assigns, and shall inure to the benefit of the Alternative Currency Lender and the benefit of its successors and assigns, including any subsequent holder of the Swing Note made by the Alternative Currency Borrower. Neither the Alternative Currency Borrower nor the Borrower may assign any of its rights or obligations under this Agreement without the written consent of the Alternative Currency Lender and all of the Banks.
     Section 5.6. Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure by the Alternative Currency Borrower or the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Alternative Currency Lender and the Agent.
     Section 5.7. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
     Section 5.8. Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Agent and the Alternative Currency Lender in connection with the preparation and negotiation of this Agreement and the other instruments and documents contemplated hereby, including without limitation, the reasonable fees and disbursements of Chapman and Cutler LLP, counsel to the Agent, and McCann Fitzgerald Solicitors, counsel to the Alternative Currency Lender, in connection with the preparation and execution of this Agreement, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify the Alternative Currency Lender and its directors, officers and employees (collectively, “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and related expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the Indemnified Party is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or in connection with the enforcement by the Indemnified Parties of their rights under any Credit Document, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Alternative Currency Lender at any time, shall reimburse the Alternative Currency Lender for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.
     Section 5.9. Entire Agreement. This Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.
     Section 5.10. Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.
     Section 5.11. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower, the Alternative Currency Borrower and the Alternative Currency Lender hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby. The Borrower and the Alternative Currency Borrower irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, the Alternative Currency Borrower and the Alternative Currency Lender, and the Agent hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Credit Document or the transactions contemplated thereby.
[SIGNATURE PAGE TO FOLLOW]

     This Agreement is entered into as of the date and year first above written.

Federal Signal of Europe B.V. y CIA, S.C.
By	/s/ Jose Maria Paso Luna
	Name:	Jose Maria Paso Luna
	Title:	Legal Representative

Federal Signal Corporation
By
Name:
Title:

By
Name:
Title:

Bank of Montreal, as Agent
By
Name
Title

Bank of Montreal Ireland p.l.c.
By
Name
Title

BMO Capital Markets Financing, inc., as Swing Line Lender
By
Name
Title
Federal Signal of Europe B.V. y Cia, S.C.
Signature Page to Supplemental Agreement

     This Agreement is entered into as of the date and year first above written.

Federal Signal of Europe B.V. y CIA, S.C.
By
	Name:	Jose Maria Paso Luna
	Title:	Legal Representative

Federal Signal Corporation
By	/s/ DAVID JANEK
	Name:	DAVID JANEK
	Title:	VP & TREASURER

By	/s/ RONALD E. DOLATOWSKI
	Name:	RONALD E. DOLATOWSKI
	Title:	DIRECTOR OF TREASURY OPERATIONS

Bank of Montreal, as Agent
By
Name
Title

Bank of Montreal Ireland p.l.c.
By
Name
Title

BMO Capital Markets Financing, inc., as Swing Line Lender
By
Name
Title
Federal Signal of Europe B.V. y Cia, S.C.
Signature Page to Supplemental Agreement

     This Agreement is entered into as of the date and year first above written.

Federal Signal of Europe B.V. y CIA, S.C.
By
	Name:	Jose Maria Paso Luna
	Title:	Legal Representative

Federal Signal Corporation
By
Name:
Title:

By
Name:
Title:

Bank of Montreal, as Agent
By	/s/ Patrick J. McDonnell
	Name	Patrick J. McDonnell
	Title	Managing Director

Bank of Montreal Ireland p.l.c.
By
Name
Title

BMO Capital Markets Financing, inc., as Swing Line Lender
By	/s/ Patrick J. McDonnell
	Name	Patrick J. McDonnell
	Title	Managing Director
Federal Signal of Europe B.V. y Cia, S.C.
Signature Page to Supplemental Agreement

     This Agreement is entered into as of the date and year first above written.

Federal Signal of Europe B.V. y CIA, S.C.
By
	Name:	Jose Maria Paso Luna
	Title:	Legal Representative

Federal Signal Corporation
By
Name:
Title:

By
Name:
Title:

Bank of Montreal, as Agent
By
Name
Title

Bank of Montreal Ireland p.l.c.
By	/s/ FINBARR FARRELL
	Name	FINBARR FARRELL
	Title	RISK MANAGER

BMO Capital Markets Financing, inc., as Swing Line Lender
By
Name
Title
Federal Signal of Europe B.V. y Cia, S.C.
Signature Page to Supplemental Agreement

Acknowledgment and Consent
     Each of the undersigned hereby consents to the above Agreement, confirms that all of its obligations as a Guarantor under the Credit Agreement remain in full force and effect, agrees that all of the Borrower’s obligations under the above Agreement constitute Obligations that are guaranteed by the undersigned under the Credit Agreement, and agrees that the consent of the undersigned to any amendments to the above Agreement shall not be required as a result of this consent having been obtained.

E-One, Inc. (f/k/a emergency One, Inc.)
Vactor Manufacturing, Inc.
Elgin Sweeper Company
Dayton Progress Corporation
P.C.S. Company
Federal APD Incorporated.
FS Depot, Inc.
E-One New York, Inc.
Federal Sign and Signal, Inc.
Dayton Progress International Corporation
Guzzler Manufacturing, Inc.
Emergency Vehicle Solutions of Southern California
Federal Merger Corporation
Federal Signal Credit Corporation
FS Holding, Inc.
Victor Products USA, Incorporated
Jamestown Precision Tooling, Inc.
Jetstream of Houston, Inc.
Jetstream of Houston, LLP
Pauluhn Electric Mfg. Co. Inc.
Pauluhn Electric Manufacturing, LLP
Athey Product, Inc.
Federal Sign, Inc.
Emergency One, Inc.

By	/s/ DAVID JANEK
	Name:	DAVID JANEK
	Title:	VP & TREASURER

Exhibit A
Swing Note

September 6, 2007
     For Value Received, the undersigned, Federal Signal Europe B.V. y CIA, S.C., a Spanish company “sociedad colectiva” incorporated under the laws of Spain and domiciled in Calle Doctor Ferran 7, Vilassar de Dalt (Barcelona) Postal Code 08339 and registered with the Barcelona Commercial Registry under Volume 39272 Folio 109 Page B-343809, First Entry, with Tax ID Number C-64402126 and duly represented by its legal Representative Mr. Jose Maria Paso Luna (the “Alternative Currency Borrower”), hereby promises to pay to Bank of Montreal Ireland p.l.c. (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Bank of Montreal Ireland p.l.c. in Dublin, Ireland, the aggregate unpaid principal amount of all Swing Loans made by the Bank to the Alternative Currency Borrower pursuant to the Credit Agreement (as defined in the Supplemental Agreement identified below) and the Supplemental Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Supplemental Agreement.
     This Swing Note is specifically issued not-to-the-order (“no la orden”) and therefore no stamp tax is levied under Spanish law as this Swing Note cannot be endorsed.
     The Bank shall record on its books or records or on a schedule attached to this Swing Note, which is a part hereof, each Swing Loan made by it pursuant to the Credit Agreement and the Supplemental Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Swing Note all such amounts shall be recorded on a schedule attached to this Swing Note. The record thereof, whether shown on such books or records or on a schedule to this Swing Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Alternative Currency Borrower to repay all Swing Loans made to it pursuant to the Credit Agreement and the Supplemental Agreement together with accrued interest thereon.
     This Swing Note is the Swing Note referred to in the Supplemental Agreement dated as of September 6, 2007, among the Alternative Currency Borrower, Federal Signal Corporation, a Delaware corporation, Bank of Montreal, as Agent, and the Bank (the “Supplemental Agreement”), and this Swing Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Supplemental Agreement reference is hereby made for a statement thereof. All defined terms used in this Swing Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Swing Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

     Prepayments may be made hereon and this Swing Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

     The Alternative Currency Borrower hereby promises to pay certain out-of-pocket costs and expenses (including certain attorneys’ fees) suffered or incurred by the holder hereof in collecting this Swing Note or enforcing any rights in any collateral therefor, all as more particularly provided in the Supplemental Agreement. The Alternative Currency Borrower hereby waives demand, presentment, protest or notice of any kind hereunder except as expressly provided in the Credit Agreement.

Federal Signal Of Europe B.V.y CIA, S.C.
By
	Name:	Jose Maria Paso Luna
	Title:	Legal Representative